Exhibit 99.1

NEWS RELEASE

Rambus Announces Pricing of $120 Million Convertible Senior Notes Offering

SUNNYVALE, Calif. — August 12, 2013 — Rambus Inc. (NASDAQ: RMBS) today announced the pricing of its offering of $120 million aggregate principal amount of its 1.125% Convertible Senior Notes due 2018 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  Rambus has granted the initial purchasers a 30-day option to purchase up to an additional $18 million aggregate principal amount of the Notes on the same terms and conditions to cover over-allotments, if any. The offering is expected to close on August 16, 2013, subject to satisfaction of customary closing conditions.

The Notes will be unsecured, unsubordinated obligations of Rambus.  Interest on the Notes will be paid semi-annually at a rate of 1.125% per annum, and the Notes will mature on August 15, 2018, unless earlier repurchased or converted.  Holders may require Rambus to repurchase their Notes upon the occurrence of certain events that constitute a fundamental change under the indenture governing the Notes at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date.  Rambus may not redeem the Notes prior to maturity.

Prior to May 15, 2018, the Notes will be convertible at the option of the holders only during certain periods upon the occurrence of specified events, and thereafter until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible at the option of the holders at any time. The Notes will be convertible, subject to certain conditions, into cash up to the aggregate principal amount of the Notes to be converted, and any excess conversion value will be convertible into cash, shares of common stock or a combination of cash and shares of common stock, at Rambus’ election.  The initial conversion rate will be 82.8329 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $12.07 per share of common stock, subject to adjustment in certain circumstances.  This initial conversion price represents a premium of approximately 37.5% relative to the last reported sale price of Rambus’ common stock of $8.78 per share on August 12, 2013.

Rambus intends to use the net proceeds of the offering for working capital and other general corporate purposes, which may include financing potential acquisitions and strategic transactions and repayment of indebtedness, including Rambus’ 5% convertible senior notes due 2014.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any offer of the securities will be made only by means of a private offering memorandum.  The Notes and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

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Press contact:

Darah Roslyn

SchwartzMSL for Rambus Inc.

(415) 817-2519

rambus@schwartzmsl.com